Fushi Copperweld Signs Sales and Distribution Agreement with Copperhead Industries LLC.

  - Copperhead Reinforced Directional Drilling Tracer Wire to Expand Utility Footprint in North America -

Fayetteville, TN, January 14, 2010 – Fushi Copperweld, Inc., (the “Company”) (NasdaqGS: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced that it has executed a five-year exclusive representative agreement with Copperhead Industries, LLC (“Copperhead”). Under the terms of the agreement, Copperhead has the exclusive right to purchase, inventory, promote, or sell the Company’s copper-clad steel (CCS) Tracer Wire Products or finished goods containing Copperweld® CCS Tracer Wire Products within the United States and Canada.

Copperhead is a leading manufacturer and distributor of Extra High Strength (EHS) Copper-Clad Steel (CCS) Tracer Wire products used to conductively locate buried utility lines for the gas, water, sewer, telecommunication, and electrical markets within the United States and Canada. Jointly Copperhead and Copperweld Bimetallics were the innovators in the development and marketing of EHS CCS for use as Tracer Wire in Reinforced Directional Drilling Products. Copperhead holds a patent for the use of EHS CCS in all Directional Drilling Applications. Copperhead’s product significantly outperforms conventional pure copper wire based Tracer Wire by combining the strength of hi-carbon steel with the conductivity and corrosion resistance of copper. As a result, Copperhead’s CCS Tracer Wire products provide a more cost-effective composite with superior performance characteristics over traditional 100% copper wire. This agreement will also allow for the two companies to continue to develop and expand its product offerings utilizing Fushi Copperweld CCS products even further into the expanding Tracer wire market.

“We have a strong, long-standing relationship with Copperhead. Our CCS products have been utilized by Copperhead for more than 6 years and we are pleased to have them representing the full line of Fushi Copperweld tracer wire products,” said Joe Longever, Co-Chief Executive Officer of Fushi Copperweld. “We view the utility market as a strong growth area for our CCS products.  We believe that continued commitment to Copperhead’s breakthrough – the world’s first Tracer Wire that utilizes a CCS composite conductor – will allow us to further expand our utility sales through partnership with a growing market leader and innovator.”

Joe Groebner, Copperhead’s Chief Executive Officer, stated “We are excited to renew our business agreement with Fushi Copperweld.  Since the inception of our initial partnership in 2004, we have worked together to provide more efficient, cost effective product solutions for our customers.  With the signing of this new agreement, we are very optimistic that we can continue to grow our market share and develop new areas for use of CCS wire.”

About Fushi Copperweld, Inc.

Fushi Copperweld, Inc. through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co., Ltd., and Copperweld Bimetallics, LLC, is the leading manufacturer and innovator of copper- cladded bimetallic engineered conductor products used in the electrical, telecommunications, transportation, utilities and industrial industries.  With extensive design and production capabilities and a long-standing dedication to customer service, Fushi Copperweld, Inc. is the preferred choice bimetallic products world-wide.  For more information, visit: www.fushicopperweld.com.

About Copperhead Industries, LLC.

Copperhead Industries, LLC is a Minnesota based company that specializes in developing products and solutions for the maintenance and installation of underground utility infrastructure.  Copperhead is the leading manufacturer of copperclad steel tracer wire and related products in the United States. For more information, visit: www.copperheadwire.com

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.  All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

Contact Information:

Nathan J. Anderson
Vice President of Investor Relations
Fushi Copperweld, Inc.
Email: IR@fushicopperweld.com
Tel: (+1) 931.433.0482